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                                                                  Exhibit 10.1.1
























                           PURCHASE AND SALE AGREEMENT

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     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into this 1st day of November, 2002, by and between TRANS HEALTHCARE OF OHIO, INC., a Delaware corporation ("Seller"), and VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                                    RECITALS

     WHEREAS, Seller beneficially owns the four (4) healthcare facilities identified on Schedule 1 attached hereto and made a part hereof as the "Owned Facilities"; and

     WHEREAS, Trans Healthcare, Inc., an affiliate of Seller ("THC"), is party to that certain Asset Purchase Agreement dated March 19, 2002, as amended by that certain First Addendum to Asset Purchase Agreement dated August 30, 2002 (as amended, the "Millennium Agreement"), with Millennium Health Services, LLC, et. al. (collectively, the "Current Owner"), Robert G. Owens and Stanley H. Snow, pursuant to which Seller has the right to purchase and acquire from the Current Owner the three (3) healthcare facilities identified as the "Contract Facilities" on Schedule 1 attached hereto and made a part hereof; and

     WHEREAS, at Closing, Current Owner shall convey each Contract Facility to Buyer pursuant to a special warranty deed (or comparable deed or instrument) in form and substance acceptable to Buyer; and

     WHEREAS, at Closing, THC, Seller, Current Owner, the Seller Parties (as defined in the Millennium Agreement) and Buyer shall execute and enter into that certain Contract Right Assignment (as hereinafter defined); and

     WHEREAS, the Contract Facilities are operated by those certain affiliates of Current Owner identified as the "Current Operators" on Schedule 2 attached hereto and made a part hereof; and

     WHEREAS, the Owned Facilities and the Contract Facilities are collectively referred to herein as "Facilities," and, each, individually, as a "Facility;" and

     WHEREAS, from and after Closing (as hereinafter defined), the Facilities will be leased by Buyer to, and operated by, those certain affiliates of Seller identified on Schedule 2 attached hereto and made a part hereof (collectively, the "Operators", and each, individually, an "Operator"); and

     WHEREAS, Ventas, Inc., an affiliate of Buyer ("Ventas"), and THC have previously executed and entered into that certain Term Sheet (the "Term Sheet"), dated September 24, 2002, describing the general terms and conditions upon which THC and Seller would be willing to sell, transfer and convey the Facilities to Buyer, and Buyer would be willing to acquire the Facilities from Seller; and

     WHEREAS, Buyer and THC have previously executed and entered into that certain Commitment Letter (the "Commitment Letter") further describing the general terms and conditions upon which Seller would be willing to sell, transfer and convey the Facilities to Buyer, and Buyer would be willing to assume and accept the Facilities from Seller; and

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     WHEREAS, Seller desires to sell, transfer, convey and assign to Buyer, and
Buyer desires to acquire, assume and accept from Seller, the Facilities on and subject to the terms and conditions contained in this Agreement; and

     WHEREAS, Ventas and THC have previously executed and entered into that certain Term Sheet (the "Loan Term Sheet"), dated September 24, 2002, describing the general terms and conditions upon which Buyer would be willing to provide first mortgage and so-called "mezzanine" financing to THC or its affiliates in connection with their ownership and operation of certain healthcare facilities owned, or to be acquired pursuant to, the Millennium Agreement, by THC or its affiliates (such financing, the "Loan Transaction"); and

     WHEREAS, Buyer and THC have previously executed and entered into that certain Commitment Letter (the "Loan Commitment Letter") further describing the general terms and conditions upon which Buyer and THC would be willing to engage in the Loan Transaction.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto agree to incorporate the foregoing recitals as if the same were more particularly set forth in the body of this Agreement and further agree as follows:

     1. SALE. Seller agrees to sell and convey to Buyer (or cause to be sold and conveyed to Buyer), and Buyer agrees to purchase from Seller, for the purchase price set forth below, and on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including the Facilities. For purposes of this Agreement, the term "Property" shall be deemed to mean on a collective basis:

          1.1. The Land. The parcels of land legally described on Exhibit A attached hereto and made a part hereof, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller or Current Owner, as applicable (collectively, the "Land").

          1.2. The Improvements. All improvements located on the Land, including, but not limited to, the Facilities, and all other structures, systems, fixtures and utilities associated with, and utilized in, the ownership and operation of the Facilities (all such improvements being collectively referred to as the "Improvements").

          1.3. Intangible Property. All other interest, if any, of Seller or Current Owner, as applicable, in and to the Land and the Improvements or pertaining thereto and any and all intangible property of every kind and character owned or utilized by Seller or Current Owner, as applicable, in connection with the ownership and operation of the Facilities (collectively, the "Intangibles"), including, without limitation, any and all of the following: (i) the interest, if any, of Seller or Current Owner, as applicable, in the identity or business of the Facilities as a going concern, including without limitation, any names or trade names by which the Facilities or any part thereof may be known, and all registrations for such names, if any; excluding, however, the name Trans Healthcare, THI, Millennium and derivations thereof; (ii) to the extent assignable or transferable, the interest, if any, of Seller or Current Owner, as applicable, in and to each and

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every bond, guaranty and warranty concerning the Improvements, including, without limitation, any roofing, air conditioning, heating, elevator or other bond, guaranty and warranty relating to the construction, maintenance or replacement of the Improvements or any portion thereof; (iii) the interest of Seller (or Current Owner, as applicable) in all guaranties and warranties given to Seller (or Current Owner, as applicable) that have not expired (either on a "claims made" or "occurrences" basis) in connection with the operation, construction, improvement, alteration or repair of the Land or the Improvements; and (iv) to the extent permitted by applicable law, the interest, if any, of Seller or Current Owner, as applicable, in and to those certain Permits (as hereinafter defined) that are specifically described on Schedule 3 attached hereto as "Assumed Permits" (hereinafter collectively referred to as the "Assumed Permits"). For purposes of this Agreement, the term "Permits" shall mean any and all licenses, permits, accreditations, approvals and certificates used in or relating to the ownership, occupancy or operation of all or any part of the Facilities that are held, issued to or controlled by Seller, Current Owner or Current Operator, including, without limitation, any permit, license, accreditation, Certificate of Need (as hereinafter defined) or other approval necessary under applicable federal, state or local law in order to permit the operation of the Facilities as healthcare facilities. For purposes of this Agreement, the term "Certificate of Need" shall mean a certificate of need or similar permit or approval (not including conventional building permits) from a governmental authority related to the construction and/or operation of any Facility for the use of a specified number of beds in a nursing facility, assisted living facility and/or rehabilitation hospital, or alteration of any such Facility or modification of services provided at such Facility. Notwithstanding anything contained herein the contrary, all Certificates of Need shall constitute Assumed Permits that will be assigned to Buyer at Closing by Seller, Current Owner or Current Operator, as applicable, if and to the extent permitted to be held by an owner of a healthcare facility that is not an operator thereof under applicable law (it being the intention of Buyer and Seller that any and all Certificates of Need be issued to, held in the name of and owned by Buyer from and after Closing if and to the extent permitted under applicable law).

Each Facility, together with the Land, Improvements, Intangibles and Assumed Permits associated therewith being individually referred to as a "Project."

          1.4. Current Owner Projects. Buyer, THC, Seller, Current Owner and all of the Seller Parties hereby acknowledge and agree that: (i) Seller has agreed to cause Current Owner to, and Current Owner has agreed to, sell, transfer, convey and assign the Current Owner Projects (as hereinafter defined), and only the Current Owner Projects as herein described, to Buyer on and subject to the terms and conditions contained herein; (ii) Seller has agreed, subject to the terms and conditions contained in the Millennium Agreement and in the Contract Right Assignment, to assume and accept from Current Owner (or to cause the Operators to assume and accept from Current Owner), certain liabilities and obligations related to the Current Owner Projects that Buyer has not agreed to assume and accept hereunder, which liabilities and obligations shall not be conveyed to Buyer hereunder or pursuant to any conveyance documentation delivered in connection with this Agreement, including, but not limited to, the Assumed Liabilities (as defined in the Millennium Agreement), any indebtedness described on Schedule 2.3(d) to the Millennium Agreement, any liabilities relative to patient deposits, any and all liabilities associated with the conduct of the Business (as defined in the Millennium Agreement) and liability for the reimbursement, recapture or refund of over payments under Medicare (as hereinafter defined) and Medicaid (as hereinafter defined) (collectively, such

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liabilities and obligations, the "Operator Liabilities"); (iii) Current Owner
has agreed to sell, transfer, convey and assign to the Operators, and the Operators have agreed to assume and accept, the Operator Liabilities pursuant to, and in accordance with, the Millennium Agreement; (iv) Seller, Current Owner or the applicable Current Operator (as necessary) has agreed to (x) sell, transfer, convey and assign to the applicable Operators those of the Operator Licenses (as hereinafter defined) or Provider Agreements (as hereinafter defined) identified on Schedule 3 attached hereto as the "Transferred Operator Permits" as of Closing (except for those Assigned Interest Operators (as hereinafter defined) with respect to which the Operator Licenses or Provider Agreements shall remain with the Assigned Interest Operators); and (y) from and after Closing, allow the applicable Operators to rely upon, employ and otherwise use those of the Operator Licenses and Provider Agreements identified on
Schedule 3 attached hereto as the "Transition Permits," until such time as the applicable Operators have obtained all of the Operator Approvals (as hereinafter defined) necessary for the operation of the Facilities in the ordinary course from and after Closing; and (v) Current Owner has agreed to assign and transfer to Seller or an affiliate of Seller all of the membership interests in and to the Current Operators identified as Millennium Health and Rehabilitation Center of Forestville, LLC and Millennium Healthcare and Rehabilitation Center of Ellicott City, LLC (the "Assigned Interest Operators") such that the Assigned Interest Operators may continue operations at the applicable Facilities pursuant to the existing Operators Licenses, which shall be deemed Transferred Operator Permits or Transaction Permits as necessary and appropriate. Current Owner and the Seller Parties hereby agree that, notwithstanding anything contained herein or in the Millennium Agreement to the contrary, Buyer shall not assume, accept or undertake, or otherwise be liable for, and Current Owner hereby forever and irrevocably releases and discharges Buyer and the Buyer Indemnified Parties from liability with respect to, the Operator Liabilities, regardless of the period to which such Operator Liabilities relate. From and after Closing, Current Owner and the Seller Parties understand, consent and agree that Buyer (and its successors and assigns) shall have the right to rely upon, enforce and benefit from any and all rights, title and interest of THC or Seller in, to and under the Millennium Agreement with respect to the Current Owner Projects, including, but not limited to, any representations, warranties, covenants, and indemnities made by Current Owner or any Seller Parties to and with respect to the Current Owner Projects (the "Assigned Rights"); provided, however, that the foregoing shall be without limitation upon the right of THC or Seller to rely upon, enforce and benefit from the Assigned Rights. The Assigned Rights shall include, but not be limited to, the right to rely upon and enforce the indemnity provided by the Sellers (as defined in the Millennium Agreement) to and for the benefit of THC pursuant to Section 11.2 of the Millennium Agreement and the non-competition covenants and undertakings made by the Seller Parties pursuant to Section 6.5 of the Millennium Agreement; provided, however, that Buyer and the Buyer Indemnified Parties shall not have the right to draw upon and benefit from the escrowed funds deposited by Current Owner and the Seller Parties unless Buyer or its successor-in-interest has required the Operational Transfer (as defined in the Lease) contemplated by the Lease. At Closing, THC shall sell, transfer, convey and assign to Buyer (and its successors and assigns), in form acceptable to Buyer, any and all Assigned Rights (the "Contract Right Assignment"). The Contract Right Assignment shall be executed by Current Owner and the Seller Parties for purposes of consenting to, and acknowledging, Buyer's (and its successors' and assigns') right to rely thereon and the terms of this
Section 1.4. The Contract Right Assignment shall contain an (i) indemnity (in form and substance acceptable to Buyer) from THC to and for the benefit of Buyer from and against any and all Losses resulting from the

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Operator Liabilities; and (ii) affidavit from Current Owner confirming that the sale of the Current Owner Projects is not subject to, and does not subject Buyer to, liability for any bulk sales obligations under applicable law and an indemnity for Losses suffered by Buyer in connection with the foregoing. Current Owner and the Seller Parties have executed this Agreement for the limited purpose of acknowledging their agreement to the terms of this Section 1.4. Buyer, Current Owner and the Seller Parties shall execute such instruments, agreements, conveyance documents and assignments as are reasonably requested by the others to effectuate the interest of this Section 1.4. The terms of this
Section 1.4 shall survive Closing and the delivery of any conveyance documentation.

          1.5. Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, Buyer does not hereby agree to assume, pay, perform, satisfy or discharge any liability or obligation of Seller, Current Owner or any Current Operator existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to the Closing Date (the "Excluded Liabilities"), and Seller agrees to pay and satisfy when due all of the Excluded Liabilities. The term "Excluded Liabilities" shall include, without limitation, the following:

               (i) any liabilities or obligations of Seller, Current Owner or any Current Operator relating to employee benefits or compensation arrangements of any nature;

               (ii) any liability or obligation of Seller, Current Owner or any Current Operator for breach of contract, personal injury or property damage (whether based on negligence, breach of warranty, strict liability or any other theory) caused by, arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions;

               (iii) any liability or obligation of the Seller, Current Owner or any Current Operator for money borrowed;

               (iv) any amounts due, claimed or becoming due to Medicare, Medicaid or any other health care reimbursement or payment intermediary, including, but not limited to, any recapture, adjustment, overpayment, penalty assessment or any other financial obligation or charge, including but limited to those arising from any adjustments or reductions in Medicare or Medicaid reimbursement;

               (v) any Environmental Liability (as hereinafter defined); and

               (vi) any and all other liabilities and obligations of every kind of Seller, Current Owner and any Current Operator incurred in connection with, or arising by reason of, their ownership or operation of the Property prior to the Closing.

     2. PURCHASE PRICE.

          2.1. Purchase Price Formula. The total purchase price (the "Purchase Price") to be paid to Seller by Buyer shall be equal to Fifty-Three Million and No/100 Dollars

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($53,000,000.00). In calculating the Purchase Price, no portion of the Purchase
Price is allocated to the Intangibles.

          2.2. Transaction Closing Costs. For purposes of this Agreement, "Transaction Closing Costs" shall mean any and all reasonable costs and expenses paid or incurred by Buyer in connection with the consummation of the transactions contemplated hereby, including, but not limited to: (i) any and all actual costs associated with Buyer's due diligence inspection of the Property;
(ii) any actual Expenses (as defined in the Commitment Letter) for which Seller is required to reimburse Buyer pursuant to the Commitment Letter that have not previously been paid or reimbursed by Seller; (iii) any costs and expenses paid or incurred by Buyer to negotiate, execute and deliver this Agreement, the Term Sheet or the Commitment Letter; and (iv) any costs and expenses paid or incurred by Buyer that are similar to any of the foregoing. The Transaction Closing Costs shall be paid out of the net proceeds of the Purchase Price payable by Buyer to Seller at Closing to the applicable third party service provider (i.e. the Title Company (as hereinafter defined), Buyer's attorneys, the surveyor, etc.) if and to the extent such amounts have not been previously paid or reimbursed by Seller. The obligation of Seller to pay (or reimburse Buyer for) any and all Transaction Closing Costs shall survive the termination of this Agreement and Closing and the delivery of any conveyance documentation, and, to the extent that Buyer identifies any Transaction Closing Costs that were not paid by Seller at or prior to Closing or the termination of this Agreement, Seller shall reimburse Buyer for any such unpaid Transaction Closing Costs promptly, and in any event within ten (10) business days, after the presentation of invoices therefore by Buyer to Seller. Delinquent amounts owing from Seller to Buyer hereunder shall bear interest at the per annum rate then announced by Citigroup, N.A. as its "prime" or "reference" rate plus four percent (4%) (the "Delinquency Rate"). Except as otherwise provided in Section 12.2, if this Agreement is terminated, other than as a result of a breach by Buyer, Seller shall remain obligated to, and shall reimburse Buyer for any and all Transaction Closing Costs incurred by Buyer.

          2.3. Capital Expenditure Holdback.

               2.3.1. Capital Repair Notice. As part of Buyer's due diligence inspection of the Property, Buyer has conducted certain engineering and environmental studies and inspections of the Improvements and certain regulatory compliance reviews of the Facilities. Attached hereto as Exhibit B is a description of the engineering reports, a list of repair items (the "Capital Repair Notice") describing any and all of the following repairs, replacements or cures that are necessary at the Improvements to place them in compliance with laws and in a first class condition and working order (collectively, the "Capital Repair Items"): (i) repairs or replacements of physical defects or deficiencies in the Improvements or the systems serving the Improvements (capital or otherwise), including, but not limited to, deferred maintenance items, roof defects and parking lot repairs; (ii) any and all repairs, maintenance, replacements or installations necessary to cause the Improvements to comply with any and all governmental or quasi-governmental laws, ordinances, rules or regulations, including, but not limited to, zoning laws; and (iii) any and all repairs, maintenance or replacements necessary to cause the Improvements to comply with or satisfy the requirements of any Health Departments (as hereinafter defined), Permits, Operator Licenses and Provider Agreements. For purposes of this Agreement, "Health Departments" shall mean departments of health and/or any governmental, quasi-governmental or regulatory authorities of each of the states where the Facilities are located

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which have jurisdiction over the licensing, ownership and/or operations of the
Facilities as healthcare facilities. Buyer and Seller have agreed that the amount necessary to perform all of the Capital Repair Items from and after Closing is $70,545 ("Capital Expenditure Amount"). The "Capital Expenditure Holdback" is $88,181, consisting of the amount equal to the sum of the Capital Expenditure Amount and an amount equal to twenty-five percent (25%) of the Capital Expenditure Amount. The Capital Expenditure Holdback has been specifically allocated among the Capital Repair Items (each such allocation, an "Allowance Amount") as set forth on Exhibit B attached hereto and made a part hereof.

               2.3.2. Capital Expenditure Holdback. At Closing, Buyer shall deduct and retain from Seller's net proceeds of the Purchase Price the Capital Expenditure Holdback. From and after Closing, Seller shall cause the Operators, as tenants pursuant to the Lease (as hereinafter defined), to act diligently and in good faith to cure, repair, maintain or replace, as applicable, the Capital Repair Items. Buyer shall reimburse Seller for the cost incurred by the applicable Operator to cure, repair or replace any Capital Repair Item from the Capital Expenditure Holdback up to an amount not to exceed the applicable Allowance Amount for any Capital Repair Item or the amount of the Capital Expenditure Holdback for all Capital Repair Items. Buyer shall provide such reimbursement to Seller only at such time as the Capital Repair Item has been completed to Buyer's reasonable satisfaction and Seller has presented evidence (in the form of final lien waivers from all contractors and subcontractors) that any portion of the cost of such Capital Repair Item required to be paid by Seller hereunder has been paid in full. Any cure, repair or replacement of a Capital Repair Item at any Facility shall be performed by the applicable Operator subject to, and in accordance with, the terms of the Lease applicable to such activities (i.e. the sections of the Lease describing repairs and maintenance and alterations). If the cost incurred by any Operator to complete a Capital Repair Item exceeds the applicable Allowance Amount, such excess cost shall be paid by Seller without contribution from Buyer or the applicable Operator. Any Capital Repair Item shall be repaired, cured, maintained or replaced in a good, workmanlike and lien free fashion. If any part of the Capital Expenditure Holdback has not been applied by Buyer towards the cost of Capital Repair Items after the completion of all Capital Repair Items in accordance with the requirements of this Section 2.3, Buyer shall promptly pay such amounts to Seller after Seller's written request therefor. If Seller has not caused the Operators to repair, maintain, cure or replace the Capital Repair Items within twelve (12) months after Closing, Buyer shall have the right to repair, maintain, replace or cure such Capital Repair Items on behalf of such Operators and at Seller's sole cost. Any costs so incurred by Buyer shall first be deducted from the Capital Expenditure Holdback. If the cost incurred by Buyer to perform any such Capital Repair Items exceed the amounts remaining in the Capital Expenditure Holdback, Seller shall promptly, and in any event within ten
(10) business days, reimburse Buyer for such excess costs. Delinquent amounts owing from Seller to Buyer pursuant to this Section 2.3 shall bear interest at the Delinquency Rate.

               2.3.3. THC Responsibility/Survival. THC shall be liable, on a joint and several basis, for all of the obligations of Seller set forth in this
Section 2.3. The terms of this Section 2.3 shall survive Closing and the delivery of any conveyance documentation.

          2.4. General. Provided that all conditions precedent to Buyer's obligations to close that are set forth in this Agreement ("Conditions Precedent") have been satisfied and

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fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid to
Seller at Closing, plus or minus prorations and other adjustments hereunder and less the Transaction Closing Costs and the Capital Expenditure Holdback, by federal wire transfer of immediately available funds. The portion of the Purchase Price allocated to each Project is set forth on Exhibit C attached hereto and made a part hereof (each an "Allocated Purchase Price").

     3. CLOSING. The purchase and sale contemplated herein shall be consummated at a closing ("Closing") to take place at the New York offices of Dechert, 30 Rockefeller Center, New York, New York 10112, or a location as otherwise agreed by the parties, on the basis of a "New York-style" closing with a representative of the Title Company in attendance. The Closing shall occur prior to the close of business on November 1, 2002, or at such other time as the parties may agree upon in writing (the "Closing Date"). The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Buyer, subject, however, to the terms and conditions of
Section 11 below.

     4. TITLE AND SURVEY MATTERS.

          4.1. Title. At Closing, Seller agrees to deliver (or cause to be delivered) to Buyer for each Project a Special Warranty Deed (or its equivalent in the State in which the Project is located) (collectively, the "Deeds"), in recordable form, conveying each Project to Buyer or Buyer's assignee or designee, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). Buyer has ordered and obtained, at Seller's sole cost, a commitment (the "Title Commitment"), issued by First American Title Insurance Company (the "Title Company"), and ordered from the National Title Services office of the Title Company in Chicago, Illinois: 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attn: Greg Chaparro (phone (312) 917-7222, facsimile (312) 553-0480, email gchaparro@firstam.com) for an owner's title insurance policy (the "Title Policy"), ALTA Policy Form B-1992, or other form of policy reasonably acceptable to Buyer, in the full amount of the Purchase Price insuring Buyer as the fee simple owner of the Land and the Improvements. As a Condition Precedent to Buyer's obligation to proceed to Closing, the Title Company shall issue the Title Policy (which may be in the form of a mark-up reasonably acceptable to Buyer, or a so-called "pro-forma" of the Title Policy executed by the Title Company) to Buyer at Closing insuring Buyer as the fee simple owner of the Land and the Improvements in the full amount of the Purchase Price, with all standard and general printed exceptions deleted so as to afford full "extended form coverage," together with all of the endorsements, to the extent available in the jurisdiction in which the Project is located, set forth on Exhibit E attached hereto and made a part hereof (collectively, the "Endorsements"). For purposes of this Agreement, "Permitted Exceptions" shall mean with respect to each Project: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Project which are not due and payable as of the Closing Date; (B) zoning, building codes and other land use laws regulating the use or occupancy of such Project or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Project which are not violated by the current use or occupancy of such Project or the operation of the Business, or any violation which would not have a material adverse effect on Seller's business; (C) easements, covenants, conditions, restrictions and matters affecting title to such Project that were set forth in the Title

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Commitment that have not been deleted and removed from the Title Policy; and (D)
those matters disclosed by the Surveys (as hereinafter defined).

          4.2. Survey. Seller has ordered, at Seller's sole cost and expense, as-built surveys of all of the Land and the Improvements (collectively, the "Surveys"), prepared by surveyors duly registered in the State in which the various Projects are located. The Surveys have been certified as of a date within thirty (30) days of the Closing by said surveyors as having been prepared in accordance with the most currently available minimum detail and classification requirements of the land survey standards of the American Land Title Association.

     5. SELLER'S REPRESENTATIONS AND WARRANTIES. Each of Seller and THC represents and warrants to Buyer that the following matters are true as of the Closing Date:

          5.1. Ownership. Seller is the owner in fee simple of the Projects identified as numbers 1 through 4 on Schedule 1 attached hereto and made a part hereof. Current Owner is the fee simple owner of the Projects identified as numbers 5 through 7 on Schedule 1 attached hereto and made a part hereof (the "Current Owner Projects").

          5.2. No Assignment. During the period commencing as of the execution of the Term Sheet by Seller through and including the Closing Date (the "Executory Period"), Seller has not (nor has Current Owner) assigned, alienated, liened, encumbered or otherwise transferred all or any part of the Property or any interest, easement or right of way therein. Without limitation or of the foregoing, during the Executory Period, Seller has not (nor has Seller permitted Current Owner to) enter into any agreement, arrangement, letter of intent or understanding, formal or informal, for the sale, transfer or conveyance of all or any portion of the Property, conditional or otherwise.

          5.3. Change in Conditions. During the Executory Period, Seller has, to the extent Seller has obtained knowledge thereof, promptly notified Buyer of any material change in any condition with respect to the Property, or of the occurrence of any event or circumstance, that makes any representation or warranty of (i) Seller to Buyer under this Agreement had the same been made at any time during the Executory Period or (ii) Current Owner to Seller or THC under the Millennium Agreement, materially untrue or misleading, or any covenant of Seller under this Agreement had the same been applicable at any time during the Executory Period (or Current Owner under the Millennium Agreement), incapable or less likely to be performed. During the Executory Period, and continuing through the Closing Date, Seller has promptly, after its receipt, delivery, filing or preparation, as the case may be, delivered to Buyer true and complete copies of: (i) any Operator Reports (as hereinafter defined) received or prepared by Seller (Current Owner or any Current Operator); (ii) any reports, filings, applications, or petitions made by Seller (or Current Owner or any Current Operator) to any governmental or quasi-governmental authority (including any Health Departments) with respect to any Facility; (iii) any material written correspondence or notices to or from Seller, Current Owner, any Current Operator or governmental or quasi-governmental authority (including any Health Departments) with respect to any Facility; and (iv) any other document, information, material, notice or comparable report or item that constitutes a Document but either did not exist, was not discovered or was not in Seller's possession or reasonable control as of the date of the Term Sheet.

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          5.4. No Conveyance. During the Executory Period, neither Seller, THC, nor any of their respective affiliates, agents, representatives, brokers or employees (collectively, the "Seller Representatives"), have: (i) sold, transferred, conveyed, assigned, liened, financed, encumbered or otherwise disposed of, directly or indirectly, all or any portion of the Property, THC or Seller (or any assets of THC or Seller other than in the ordinary course) other than in connection with the Loan Transaction; or (ii) solicited, negotiated, entertained proposal for, or executed and entered into any agreement, arrangement or understanding for (formal or informal, conditional or otherwise):
(x) the sale, transfer or conveyance of the Property, THC or Seller (or any assets of THC or Seller other in the ordinary course) to any person or entity, or (y) the financing of the Property, THC or Seller other than in connection with the Loan Transaction. Without limitation of the foregoing, during the Executory Period, neither Seller nor THC has consented to any of the foregoing activities on the part of Current Owner or with respect to the Current Owner Projects.

          5.5. Provider Agreements. During the Executory Period, Seller has not (nor has Seller permitted Current Owner or any Current Operator to), other than in accordance with normal and commercially reasonable business practices, changed the terms of any Provider Agreements or altered the terms of its (or their) participation in Medicare (as hereinafter defined), Medicaid (as hereinafter defined) or any Third Party Payor Programs (as hereinafter defined). During the Executory Period, Seller has (and Current Owner and the Current Operators have) timely filed any and all Operator Reports and otherwise complied with the terms of the Operator Licenses and Provider Agreements.

          5.6. Documents. Prior to the date hereof, Seller has delivered to Buyer true and complete copies of all of the material documents, Permits, Provider Agreements, Operator Licenses, Certificates of Need, reports, studies, materials and other information described on Exhibit D attached hereto and made a part hereof (collectively, the "Documents") in its possession or reasonable control. To the best of Seller's knowledge, none of the Documents contain any untrue statement of a fact or omit to state a fact necessary to make the statement of fact contained therein misleading in any material respect. To the best of Seller's knowledge, the Documents represent all of the materials, reports, agreements, studies, books, records, documents, Certificates of Need, Permits, Provider Agreements, instruments and comparable information necessary for Buyer to make an informed decision concerning its acquisition of the Property.

          5.7. Defaults. Neither Seller, any Current Operator, nor Current Owner have received any written notice alleging that Seller, Current Owner or any Current Operators are in default under any of the Permits, Provider Agreements, or Certificates of Need, nor does there exist a material default under any of the Permits, Provider Agreements, or Certificates of Need. For purposes of this Agreement, the term "Provider Agreements" shall mean any provider agreements held by or issued to Seller, Current Owner or the Current Operators under which the Facilities are eligible to receive payment under Title XVIII ("Medicare"), Title XIX ("Medicaid") or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called "HMO" and "PPO" programs) ("Third Party Payor Programs") as well as any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which the Facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident.

          5.8. Physical Condition. Except for the Capital Repair Items, (i) the Improvements contain no material structural defects, (ii) the Land and the Improvements are free of insect and rodent infestation, (iii) the roofs of the Improvements are free of leaks or other defects, (iv) all mechanical and utility systems servicing the Improvements (including, but not limited to, the heating, ventilation and air conditioning systems and all components thereof) are in good condition and proper working order, free of material defects and are in compliance with all applicable laws and codes; and (v) the Improvements are free of mold.

          5.9. Utilities. To the best of Seller's knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Facilities are installed and connected pursuant to valid permits; are adequate to service the Facilities; and are in good operating condition, reasonable wear and tear excepted. Neither Seller nor Current Owner has received any written notice advising or alleging of the existence of any fact or condition that would or could result in the termination or impairment of the furnishing of service to the Facilities of water, sewer, gas, electric, telephone, drainage or other such utility services.

          5.10. Employees. Seller and Current Owner have no employees at the Facilities.

          5.11. Compliance with Laws and Codes. The Facilities, and the use and operation thereof, are in substantial compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes, licenses, permits and authorizations (including the Permits and the Provider Agreements).

          5.12. Litigation. Except as disclosed on Exhibit F attached hereto and made a part hereof, there are no pending or threatened, judicial, municipal or administrative proceedings affecting the Property, or in which Seller, the Current Owner or the Current Operators are or will be a party by reason of Seller's and Current Owner's ownership or Seller's or the Current Operators' operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Land or the Improvements or by reason of the condition, use of, or operations on, the Land or the Improvements. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Seller or against Current Owner or any Current Operators nor are any of such proceedings contemplated by Seller or by Current Owner or any Current Operators.

          5.13. Insurance. Seller, or the Current Owner, as applicable, now has in full force and effect the insurance coverages relating to each Project described on Exhibit G attached hereto and made a part hereof (the "Insurance Policies"). Neither Seller, nor Current Owner nor any Current Operator have received any written notice from any insurance carrier alleging any defects or inadequacies with respect to any Project that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost of any or all of the Insurance Policies. For each Facility, Seller, Current Owner or any Current Operator, as applicable, have made reserves for expenses relating to malpractice or professional liability claims that are adequate and sufficient in the exercise of commercially reasonable judgment and normal commercial practice, which reserves have been approved by their respective independent auditors and insurance actuaries and are accurately and completely reflected in their most recent Financial Statements and Operating Statements. None of Seller, Current Owner or any Current Operator have been advised, orally or in writing, formally or informally, by their respective insurance carriers, any reinsurance providers, their independent accountants, any governmental or quasi-governmental authority or any third party payor program providers of any pending, threatened or contemplated increase in any such reserves for expenses relating to malpractice or professional liability claims, nor are any proceedings, investigations, analysis or reviews of such reserves for malpractice or professional liability pending, threatened or contemplated. The Documents include accurate and complete copies of any and all: (i) actuarial reports, studies, reviews and analysis prepared by or on behalf of Seller, Current Owner, any Current Operator or their respective insurance carries, quarterly and otherwise, concerning Seller's, Current Owner's or any Current Operator's reserves for expenses relating to malpractice or professional liability claims and malpractice or professional liability insurance; and (ii) material information, analysis, correspondence to and from Seller, Current Owner, any Current Operator and their respective insurance carriers, reinsurance providers, accountants, any governmental or quasi-governmental authorities and any third party payor program providers concerning Seller's, Current Owner's or Current Operator's reserves for expenses relating to malpractice or professional liability claims and malpractice and professional liability insurance.

          5.14. Financial Information, Absence of Any Undisclosed Liabilities.

               5.14.1. Financial Information. The Operating Statements and the Financial Statements (each as defined in Exhibit D attached hereto and made a part hereof) delivered by Seller to Buyer are accurate and complete copies thereof and represent all of the Operating Statements and Financial Statements prepared and relied upon by Seller, Current Operator or the Current Owner in the conduct of their respective businesses with respect to the periods covered therein. The Operating Statements and the Financial Statements accurately set forth the results of the operations of the Facilities for the periods covered. The Operating Statements have been prepared in accordance with sound property management practices consistently applied during the periods described therein and the Financial Statements have been prepared in accordance with GAAP consistently applied during the periods described therein, and fairly present the assets and liabilities and the results from operations of the Facilities. There has been no material adverse change in the financial conditions or operation of the Facilities since the periods covered by the Operating Statements and the Financial Statements. Neither Seller, Current Owner nor any Current Operator has any liabilities or obligations, and there is no basis for any assertion against Seller, Current Owner or any Current Operator of any liability or obligations, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Financial Statements, (b) disclosed in this Agreement or in the schedules hereto, or (c) incurred in the ordinary course of business consistent with past practice from and after the date of the last Operating Statement, which in the aggregate are not material to Seller, Current Owner or any Current Operator, as applicable.

               5.14.2. Absence of Certain Changes. Since December 31, 2001, Seller, Current Owner and the Current Operators, have operated the Facilities in the ordinary course, consistent with past practice, and none of such parties have: (i) suffered any adverse change or any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have an adverse effect on the ownership and operation of any Facility; (ii) incurred, assumed or guaranteed any indebtedness for money borrowed, or incurred any liabilities or obligations other than in the ordinary course of business; (iii) paid, discharged or satisfied any claim, lien or liability, other than those: (a) which were reflected or reserved against in the Financial Statements, and which will be paid, discharged or satisfied in the ordinary course of business consistent with past practice or (b) which were incurred and paid, discharged or satisfied since the date of the last applicable Financial Statement in the ordinary course of business consistent with past practice; (iv) written down the value of any inventory, or written off as uncollectible any notes, accounts or other receivables or any portion thereof, except in the ordinary course of business consistent with past practice; (v) leased or acquired any capital asset other than in the ordinary course of business; (vi) entered into any transaction with any of their respective affiliates, other than in the ordinary course of, and pursuant to the reasonable requirements of, the business at the Facilities and upon terms that are no less favorable than could be obtained in a comparable transaction with a person who was not such an affiliate; or (vii) agreed to, or made any commitment to, do any of the foregoing.

          5.15. Re-Zoning. Except as set forth in the Documents, the use of each Facility, together with the ancillary uses thereto, are permitted under the applicable municipal zoning ordinances, or special exceptions, variances or conditional uses thereto, and the Facilities comply with all conditions, restrictions and requirements of such zoning ordinances and amendments thereto. Neither Seller nor Current Owner are a party to nor is there any threatened proceeding for the rezoning of the Land or the Improvements or any portion thereof, or the taking of any other action by governmental authorities that would have an adverse or material impact on the value of the Property or use thereof.

          5.16. Authority. Schedule 4 attached hereto and made a part hereof sets forth a list of all of the individuals and entities that (i) are affiliated with, controlled by, or under common control with (either directly or indirectly) Seller, THC, Current Owner or any Current Operator; (ii) have an interest (either directly or indirectly) in the Property; (iii) have interest (either directly or indirectly) in the Property that will be pledged as collateral in connection with the Loan Transaction; and (iv) are guarantors, affiliated management companies, or general partners (or managing members, as applicable) of Seller, THC, Current Owner or any Current Operator (collectively, "Seller Related Parties"), and holders of controlling interests in the Seller Related Parties. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, Health Department or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, permit, agreement or other legal obligation to which Seller and/or any Project is subject.

          5.17. Real Estate Taxes. Neither Seller nor Current Owner has received any written notice of any proposed increase in the assessed valuation of the Land or the Improvements other than increases in the assessed valuation of the Land or the Improvements occurring in the ordinary course to all properties in the jurisdictions which an applicable Project is located. There is not now pending, and Seller agrees that it will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), institute (or consent to the institution by Current Owner) prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Land or the Improvements or any other relief for any tax year. There are no outstanding written agreements with attorneys or consultants with respect to real estate taxes that will be binding on Buyer or any Project after the Closing. Other than the amounts disclosed by the tax bills, no special assessments of any kind (special, bond or otherwise) are or have been levied against any Project, or any portion thereof, that are outstanding or unpaid, and, none will be levied prior to Closing.

          5.18. Operator Matters.

               5.18.1. Operator Licenses and Provider Agreements. Seller, Current Owner or the Current Operators, as applicable, have been issued and are in good standing with respect to any and all permits, licenses, regulatory approvals, approvals, Certificates of Need, accreditations and comparable authorizations (collectively, "Operator Licenses") from all applicable governmental and quasi-governmental authorities (including, but not limited to, any Health Department) necessary or advisable for the use, operation and maintenance of the applicable Facility and the conduct of Seller's or the Current Operator's business therein. Seller and each Current Operator has obtained and is in good standing with respect to any and all Provider Agreements under which the Seller, the applicable Current Operator and/or Facility is entitled to receive payment or reimbursement under Medicare, Medicaid or any Third Party Payor Programs. None of Seller, Current Owner or the Current Operators are in violation of any law, ordinance, rule or regulation, any Operator Licenses or any Provider Agreements. None of Seller, Current Owner or the Current Operators are the subject of any investigation, proceeding or examination by any Health Department or other governmental or quasi-governmental authority commission, board or agency concerning an actual or alleged violation of any laws, ordinances, rules or regulations, any Operator Licenses or any Provider Agreements. The Operator Licenses and the Provider Agreements (i) may not be, and have not been and will not be, transferred to any location other than the Facilities; (ii) are not and will not be pledged as collateral security for any loan or indebtedness that will not be released at Closing; and (iii) are held and will remain free from restrictions or known conflicts which would materially impair the use or operation of the Facilities and shall not be provisional, probationary or restricted in any way. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, Current Owner, all Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.2. Litigation. Neither Seller, Current Owner nor any Current Operator is involved in any litigation, proceeding, or investigation (by or with any person, resident, Health Department or governmental or quasi-governmental authority) which if determined or resolved adversely would have a material adverse impact on the conduct by the Seller, Current Owner or the applicable Current Operator of its business. Other than regularly scheduled audits and reviews, no validation review, peer review or program integrity review related to any Facility or Seller, Current Owner or any Current Operator has been conducted by any entity, commission, board or agency in connection with the Medicare program, and no such reviews are schedule, pending or threatened against or affecting any Facility, Seller, Current Owner or any Current Operator. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, Current Owner, all Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.3. Licensing Matters. With respect to each Facility, the Operator Licenses and the Provider Agreements represent all of the licenses, permits, approvals, and provider agreements necessary in order to operate the Facilities as healthcare facilities, and receive regular reimbursement for services rendered under Medicare and Medicaid, and, no other material franchise, license, permit, order or approval of any governmental or quasi-governmental authority is material to or necessary for Seller, Current Owner or any Current Operator to receive regular reimbursement for services rendered under Medicare and Medicaid. Neither Seller, Current Owner, any Current Operators nor any of their respective representatives, officers, directors, agents or employees have been disqualified from participating in either the Medicare or Medicaid programs. Without limitation of the foregoing, none of Seller, Current, Owner, any Current Operators or their respective officers, directors or managing employees or other employees or agents has engaged in any activities which are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, or any other state health care program. There is no, and there shall continue to be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting Seller, Current Owners, the Current Operators or the Facilities of any participation or Provider Agreements with Medicare, Medicaid or any Third Party Payor Programs to which Seller, Current Owners or the Current Operators presently or at any time hereafter are subject. All Medicaid, Medicare and private insurance cost reports and financial reports submitted by Seller Current Owner or any Current Operators are and will be materially accurate and complete and have not been and will not be misleading in any material respects. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, Current Owner, any Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.4. Operator Reporting. Seller has delivered to Buyer accurate and complete copies of all of the census information concerning the number of licensed beds occupied by bona fide residents, monthly financial statements and other reports, materials and information concerning Seller, Current Owner and each Current Operator's business operations and compliance with laws, ordinances, rules, regulations, Operator Licenses and Provider Agreements that are submitted by Seller, Current Owner or any Current Operator, for all of the Facilities, including, but not limited to, Medicare and Medicaid cost reports relating to the Facility (the "Operator Reports") for the periods described in Exhibit D attached hereto and made a part hereof. Except as may otherwise be disclosed in the Documents, the Operator Reports are accurate in all material respects. All materials reports, documents and notices, including, without limitation, all Medicare cost reports, required to be filed, maintained or furnished by Seller, Current Owner and each Current Operator to any governmental agency with respect to any Facility have been so filed, maintained or furnished. There are no defects or deficiencies to or with respect to the Facilities or any Provider Agreement cited in any survey or cost report provided, submitted or made by or to any governmental or quasi-governmental authority under Medicare, Medicaid, any Third Party Payor Program or any law, ordinance, rule or regulation that remain uncured. At Closing, the representation and warranty set forth in this Section 5.18.4 shall be true and current with respect to the Facilities, Seller, any Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.5. No Violations. None of Seller, Current Owner, any Current Operator nor the Facilities is or will be the subject of any proceeding by any governmental agency, and no notice of any violation has been or will be issued by a governmental agency that would, directly or indirectly, or with the passage of time:

               (i) Impact Seller's or any Current Operator's ability to accept and/or retain patients at a Facility; or

               (ii) Have an adverse effect on Seller's or any Current Operator's ability to accept and/or retain patients or operate the Facilities or result in the imposition of a fine or sanction or a lower rate certification or a lower reimbursement rate for services rendered to eligible patients; or

               (iii) Modify, limit or annul or result in the transfer, suspension, or revocation or imposition of probationary use of any of the Operator Licenses; or

               (iv) Affect Seller's or any Current Operator's continued participation in Medicare, Medicaid or any Third Party Payor Programs, or any successor programs thereto, at then current rate certifications. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, any Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.6. No Facility Violations. No Facility has received a "Level A" (or equivalent) violation under Medicare or Medicaid, as applicable, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Facilities, any Current Operator, Current Owner or Seller, or against any officer or director, of any Current Operator, Current Owner or Seller by any governmental agency during the last three calendar years, and there have been no violations during the period of time in which Seller or Current Owner has owned the particular Facility which would threaten the Facilities', any Current Operator's or Seller's certification for participation in Medicare or Medicaid or any other Third Party Payors' Programs. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, any Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.7. No Reimbursement Audits or Appeals. There are no current, pending or outstanding Medicaid, Medicare or Third Party Payor Programs' reimbursement audits or appeals pending at the Facilities which (x) are not normal and customary on an annual basis in the ordinary course of business for facilities similar to the Facilities and (y) would have a material and adverse effect on the Facilities. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, any Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.8. No Recoupments Efforts. There are no current or pending Medicaid, Medicare or Third Party Payor Programs' recoupment efforts at the Facilities which are (x) not normal and customary on an annual basis in the ordinary course for facilities similar to the Facilities and (y) would have a material and adverse effect on the Facilities. Neither Seller nor any Current Operator are a participant in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds. At Closing, the foregoing representation and warranty shall be true and current with respect to the Facilities, Seller, any Current Operators and all of the Operators which will be tenants under the Lease.

               5.18.9. Admissions Hold. There is no suspension, ban or limitation upon the admission of patients or residents to any Facility (i) by any governmental or quasi-governmental agency having jurisdiction over the licensure or Medicare or Medicaid certification of such Facility or (ii) pursuant to any applicable law, regulation or ordinance.

               5.18.10. TAGS. No state or federal regulatory agency with jurisdiction over any Facility has: (i) made a substandard quality of care determination regarding such Facility; (ii) made a determination that such Facility is not in substantial compliance with any applicable regulatory requirements; (iii) designated any portion of such Facility or the entirety of such Facility as part of a "poor performing chain"; (iv) cited deficiencies at the scope and severity of a "G", "H" or higher with respect to such Facility; or
(v) taken adverse regulatory action with respect to such Facility including, without limitation, the imposing of civil money penalties.

          5.19. United States Person. Seller and Current Owner are each a "United States Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an "Entity Transferor" certification at Closing.

          5.20. Other Taxes. The sale of the Property to Buyer hereunder is not subject to, and does not subject Buyer to, any liability for income tax, retail sales tax or bulk sales obligation under the law of the state in which any portion of the Property is located.

          5.21. Permits. The Permits represent all of the permits, licenses, approvals, Certificates of Need, provider agreements, covenants and other comparable authorizations from governmental or quasi-governmental authorities (including, but not limited to, any Health Department) required, necessary or advisable to be issued or granted to Seller, the Current Owner or the Current Operators in connection with the operation and ownership of the Facilities under applicable laws, ordinances, rules and regulations. Neither Current Owner, any Current Operator nor Seller is not in material violation of any Permits, nor has Seller, Current Owner or any Current Operator received any written notice alleging any material violation of any Permits. Schedule 3 contains an accurate and complete list of (i) all Permits (including any Provider Agreements and Certificates of Need), (ii) the parties to whom the same have been issued and
(iii) the parties who issue such Permits. Schedule 3 attached hereto also identifies those Permits which are (i) only transferable upon receipt of consent or approval from the parties identified as having issued such Permits or (ii) not transferable. Schedule 3 attached hereto also identifies the Assumed Permits, the Transition Permits (including each party that will rely on a Transition Permit), the Transferred Operator Permits (including each party that will assume each Transferred Operator Permit) and all of the Operator Approvals (including each Operator that will receive each Operator Approval).

          5.22. Condemnation. Neither Current Owner nor Seller has received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Land or the Improvements.

          5.23. Agreement of Sale. Neither Seller nor any Seller Representative (as hereinafter defined) is party to any agreement, arrangement or understanding (formal or informal, conditional or otherwise) for: (i) the sale, transfer, or conveyance of all or any portion of the Property or Seller (or any assets of Seller other than in the ordinary course); or (ii) the financing of the Property or Seller, except for the Millennium Agreement, the Term Sheet, the Commitment Letter, the Loan Term Sheet and the Loan Commitment Letter.

          5.24. Millennium Agreement. Seller has delivered to Buyer a true, accurate and complete copy of the Millennium Agreement and any and all documents, materials, reports, agreements and comparable information provided by Current Owner or to the Seller Parties to THC or Seller with respect to the Property. THC, Current Owner and the Seller Parties have (i) complied with all terms and conditions of the Millennium Agreement; (ii) performed all of their respective obligations under the Millennium Agreement; and (iii) are not in default under the Millennium Agreement. The Millennium Agreement provides THC with the unconditional right to acquire the Current Owner Projects and Seller is not aware of any fact or condition that has occurred or failed to occur that would prevent Seller, THC or their successors and assigns from acquiring the Current Owner Projects pursuant to the Millennium Agreement. THC has the unconditional right pursuant to the Millennium Agreement to cause the Current Owner Projects to be conveyed to Buyer and leased by Seller to the Operators at Closing in accordance with this Agreement.

          5.25. Environmental Matters. Except as discussed on Schedule 5.25 attached hereto.

               5.25.1. No Violations. The Land and the Improvements have been and continue to be owned and operated in material compliance with all Environmental Laws (as hereinafter defined). To the best of Seller's knowledge, except for matters which have been cured and remedied in accordance with all Environmental Laws, there have been no past claims, complaints, notices, or requests for information received by Seller, Current Owner, any Current Operator, any Seller Parties or any Additional Seller Parties (as hereinafter defined) with respect to any material violation or alleged violation of any Environmental Law, any material releases of Hazardous Substances (as hereinafter defined) or material liability for any corrective or remedial action for or cleanup in each case with respect to the Land or the Improvements or any portion thereof. For purposes of this Agreement, "Additional Seller Parties" shall mean the members, partners or shareholders of Seller and Current Owner, and the offices, directors, employees, agents or duly authorized managing agents of any or all of Seller, Current Owner and their respective members, partners or shareholders.

               5.25.2. Hazardous Substances Neither Seller, nor to the best of Seller's knowledge, Current Owner, any Current Operator, any Seller Parties or any Additional Seller Parties has transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Substances to or from the Land or the Improvements. No written notification of a material release or discharge of a Hazardous Substance has been filed by or on behalf of, or received by, Seller, or, to the best of Seller's knowledge, Current Owner or any Current Operator with respect to any of the Land or the Improvements and, to the best of Seller's knowledge, none of the Land or the Improvements are listed on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

               5.25.3. Underground Storage Tanks There are no underground storage tanks at, in, under or about the Land that do not comply in all material respects with all Environmental Laws. Neither Seller nor, to the best of Seller's knowledge, Current Owner or any Current Operator has removed any underground storage tanks from the ground.

               5.25.4. Asbestos and Polychlorinated Biphenyls. To the best of Seller's knowledge, no asbestos, polychlorinated biphenyls or urea formaldehyde is or has been present at the Land or the Improvements in a manner that does not comply in all material respects with all Environmental Laws.

               5.25.5. Liens There are no environmental liens on any of the Land or Improvements, and, to the best of Seller's knowledge, no governmental actions have been taken or are in process that could subject any of the Land or Improvements to such liens.

               5.25.6. Notices No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental authority or other person with respect to any actual or alleged violation by Seller, Current Owner, any Current Operator, any Seller Parties or any Additional Seller Party of any Environmental Law in connection with the Land or the Improvements or the conduct of business thereon.

               5.25.7. Definitions. For purposes of this Agreement, "Environmental Laws" shall mean: all federal, state and local statutes, regulations, directives, ordinances, rules, policies and guidelines having the force and effect of law, court orders and decrees of any governmental authority and any legally enforceable arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time. For purposes of this Agreement, "Hazardous Substances" shall mean: any chemical, pollutant, mold, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, as hazardous or toxic under any Environmental Law. For purposes of this Agreement, "Environmental Liabilities" shall mean: any and all Losses and other liabilities arising in connection with or in any way relating to the Property, or the use, operation or ownership of the Property by Seller, Current Owner, the Seller Parties, any Current Operator, any Additional Seller Parties or any of their affiliates, whether vested or unvested, contingent or fixed, actual or potential, to the extent such losses or other liabilities (i) arise under or relate to Environmental Laws, Hazardous Substances, or arise in connection with or relate to any matter disclosed or required to be disclosed in
Schedule 5.25 attached hereto and (ii) arise from or relate in any way to actions occurring or conditions existing prior to the Closing Date.

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Schedule 5.25 sets forth an accurate and complete list of all Environmental
Liabilities known to Seller as of the date of this Agreement.

          5.26. Buyer Permits; Assumed Permits. Prior to Closing, Seller and Current Owner have reasonably assisted Buyer in its efforts to obtain any permits, licenses, Certificates of Need, approvals, provider agreements or comparable consents from any governmental or quasi-governmental authority (including, but not limited to, any Health Departments) that are either a condition of the sale of the Facilities to Buyer or necessary or advisable for Buyer to obtain (rather than receive an assignment thereof from Seller (or Current Owner or any Current Operator) or rely on comparable permits, licenses, approvals or provider agreements issued to any Operator) in connection with ownership, use and operation of the Facilities from and after Closing under any and all applicable laws, ordinances, rules or regulations (collectively, "Buyer Permits"). At Closing, Seller has sold, transferred, conveyed and assigned (or has caused Current Owner to assign) all of the Assumed Permits to Buyer and obtained any and all Transfer Approvals (as hereinafter defined) from governmental or quasi-governmental authorities or the providers under any Third Party Payor Programs necessary or advisable as a condition to (a) the assignment to Buyer, and the assumption by Buyer, of the Assumed Permits and (b) the Operational Transfer (as hereinafter defined).

          5.27. Operator Approvals; Transferred Operator Permits. On or prior to Closing, Seller has used its best efforts to cause to be issued to, or received by, the applicable Operator of each Facility any and all permits, licenses, approvals, consents, Certificates of Need, provider agreements or other comparable items from any governmental or quasi-governmental authority (including, but not limited to, any Health Departments) that are either a condition of the transfer of operations at the Facilities or necessary or advisable in connection with the Operational Transfer and/or the use and operation of the Facilities after Closing in the ordinary course, and the receipt of regular reimbursement under Medicare, Medicaid or other Third Party Payor Programs after Closing (such permits, licenses, approvals, provider agreements and comparable items, the "Operator Approvals"). On or prior to Closing, Seller, Current Owner or the Current Operators have sold, transferred, conveyed and assigned to applicable Operators of each Facility all of the Transferred Operator Permits (or in the case of the Assigned Interest Operations allowed such Transferred Operator Permits to remain with the Assigned Interest Operators) and obtained any and all Transfer Approvals necessary or advisable as a condition of such transfer (or allowing the Transferred Operator Permits to remain with the Assignment Interest Operators, as applicable). Without limitation of the foregoing, the Transferred Operator Permits represent all of the Operator Licenses that (a) should be sold, transferred, conveyed and assigned (or allowed to remain with the Assigned Interest Operators) to the Operators as part of the Operational Transfer or (b) are necessary or advisable in connection with the Operational Transfer and/or the use and operation of the Facilities after Closing in the ordinary course, and the receipt of regular reimbursement under Medicare, Medicaid or other Third Party Payor Programs after Closing in the ordinary course.

          5.28. Transition Permits. On or prior to Closing, Seller, Current Owner or the Current Operators have taken such actions; filed such applications, notices, petitions and transfers; and obtained such consents, approvals, licenses, permits or permission from governmental or quasi-governmental authorities and the providers under any Third Party Payor Programs as are required, necessary or advisable to allow the Operators to rely upon, use and

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

employ the Transition Permits for the use and operation of the Facilities for their primary intended purpose from and after Closing in the ordinary course and the receipt of regular reimbursement under Medicare, Medicaid or any Third Party Payor Programs from and after Closing in the ordinary course, until the Operators receive the Operator Approvals necessary to replace such Transition Permits.

          5.29. Operational Transfer. On or prior to Closing, Seller, Current Owner or the Current Operators, as applicable and at Seller's sole cost, have taken any and all necessary actions; obtained and filed such applications, petitions and transfers (including, but not limited to, the Transfer Notices (as hereinafter defined) and the Transfer Approvals); made such assignments, conveyances and transfers to and for the benefit of the Operators (including, but not limited to, the assignment of the Transferred Operator Permits); caused such permits, licenses, approvals and provider agreements (including, but not limited to, certain of the Operator Approvals) to be issued to and for the benefit of the Operators; and obtained all such approvals, consents, licenses and permits as are necessary to allow: (a) the Operators to rely upon, use and employ the Transition Permits and (b) to allow the Assigned Interest Operators to continue to rely upon and employ the Transferred Operation Permits after Closing as are necessary, desirable, advisable or required such that the day-to-day operations of the Facilities, as healthcare facilities, are transferred and transitioned, practically and legally, to the Operators simultaneously with Closing without interruption of the business activities therein, regulatory or otherwise (such transfer of operations, the "Operational Transfer"). Prior to Closing, Seller has, at Seller's cost, (i) used its best efforts to obtain such consents, approvals and permits from governmental and quasi-governmental authorities ("Transfer Approvals"); and (ii) filed and submitted such petitions, notices and applications ("Transfer Notices") as are necessary or advisable (a) in connection with (1) the transfer and conveyance of the Facilities by Seller to Buyer and (2) the Operational Transfer and (b) to allow the Operators (including the Assigned Interest Operators) to rely on the Transition Permits and to use and employ the Transferred Operator Permits from and after Closing.

All representations and warranties made by Seller in this Agreement shall survive the Closing for a period of two (2) years and shall not merge into any conveyancing documentation delivered at Closing. Except as otherwise expressly set forth herein, the representations and warranties of each Seller and THC in this Section 5 are the sole and exclusive representations and warranties of each Seller and THC with respect to environmental, health and safety matters, including without limitation, all matters arising under Environmental Laws or relating to Hazardous Substances.

          5.30. 8-K Requirements. Upon Buyer's request, for a period of two (2) years after Closing, Seller or Current Owner (with respect to the Current Owner Projects) shall make the Operating Statements, the Financial Statements and any underlying financial data associated therewith available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense. Seller or Current Owner (with respect to the Current Owner Projects) shall provide Buyer, but without third-party expense to Seller or Current Owner, with copies of, or access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller or Current Owner, to enable Ventas, Inc. to file Form 8-K and the required financial statements of Buyer, if, as and when such filing may be required by the Securities and Exchange Commission. Without limitation of the foregoing, Buyer or its designated independent or other accountants may audit the required Operating Statements and the Financial Statements, and Seller or Current Owner (with respect to the Current Owner Projects) shall supply such documentation in its possession or control and respond to inquiries as Buyer or its accountants may reasonably request in order to complete such audit, and Seller or Current Owner (with respect to the Current Owner Projects) shall execute an audit representation letter in the form required by the Buyer's accountants substantially in the form of audit representation letter contained in Exhibit I attached hereto or made a part hereof.

All covenants made in this Agreement by Seller shall survive the Closing for a period of two (2) years and shall not be merged into any instrument of conveyance delivered at Closing.

     6. CONDITIONS PRECEDENT TO CLOSING.

          6.1. Buyer's obligations to proceed to Closing shall be conditioned upon:

               6.1.1. Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Buyer's reasonable discretion, materially and adversely affect the value of any Facility, or the ability of Buyer or any Operator to operate any Facility in the manner it is being operated on the date of this Agreement. Without limitation of the foregoing, at Closing, all of the Permits, Operator Licenses, Operator Approvals and Provider Agreements shall be in good standing in all material respects and neither Seller, Current Owner nor any Current Operator shall have received any written notice alleging or advising of any violation of any Permits, Operator Licenses or Provider Agreements.

               6.1.2. Representations and Warranties. As of the Closing Date, the representations and warranties made by Seller to Buyer shall be true, accurate and correct in all material respects.

               6.1.3. Title Policy. At Closing, the Title Company shall issue the Title Policy to Buyer in the form required by Section 4.1 above inclusive of the Endorsements.

               6.1.4. Buyer Permits. Buyer shall have obtained and/or been issued any and all Buyer Permits from governmental or quasi-governmental authorities that are either a condition of the sale of the Facilities to Buyer or necessary or advisable for Buyer to obtain (rather than receive an assignment thereof from Seller (or Current Owner) or rely on comparable permits, licenses, approvals or provider agreements issued to a Operator) in connection with the use, operation and ownership of the Facilities from and after Closing in the ordinary course of business.

               6.1.5. Operator Approvals. The Operators shall either (i) have obtained and/or been issued any and all Operator Approvals from governmental or quasi-governmental authorities or Transferred Operator Permits or (ii) obtained the right to rely upon, employ and use any and all Transition Permits that are either a condition of the transfer of operations at the Facilities to the Operators or necessary or advisable in connection with the Operational Transfer and/or the use and operation of the Facilities (and the receipt by the Facilities and the Operators of regular reimbursement under Medicare, Medicaid and other Third Party Payor Programs) after Closing in the manner in which they are currently being operated.

               6.1.6. Transfer Approvals. Seller and the Operators, as the case may be, shall have (i) filed any and all Transfer Notices with the necessary governmental and quasi-governmental authorities and caused such authorities to accept such Transfer Notices; and (ii) obtained any and all Transfer Approvals from governmental and quasi-governmental authorities necessary or advisable for the sale, transfer and conveyance of the Facilities to Buyer, their use, operation and ownership from and after Closing and the Operational Transfer.

               6.1.7. Lease. At Closing, Buyer (or any affiliate of Buyer) and each Operator shall execute and enter into that certain Master Lease Agreement substantially in the form which is attached hereto as Exhibit J (the "Lease"), pursuant to which Buyer master leases the Facilities pursuant to the terms and conditions set forth therein. Each Operator shall lease the Facility identified with respect to such Operator on Schedule 2 attached hereto and made a part hereof pursuant to the Lease. The Operators shall be duly formed and validly incorporated under the laws of the State of Delaware and shall be organized as so-called "bankruptcy remote" entities on terms acceptable to Buyer. At Closing, the execution and delivery of the Lease by each Operator, and its performance under the Lease, shall, have been duly authorized by such Operator, and the Lease shall be binding on each Operator and enforceable against each Operator in accordance with its terms. At Closing, no consent of any creditor, investor, judicial or administrative body, governmental authority, Health Department or other governmental body or agency, or other party to such execution, delivery and performance of the Lease by any Operator shall be required. Neither the execution of the Lease nor the consummation of the transactions contemplated thereby will (i) result in a breach of, default under, or acceleration of, any agreement to which any Operator (or its sole member) is a party or by which any Operator (or its sole member) is bound; or (ii) violate any restriction, court order, permit, agreement or other legal obligation to which any Operator (or its sole member) is subject. At Closing, THC shall unconditionally guaranty all of the obligations of the Operators pursuant to the Lease pursuant to the form of Lease Guaranty attached to the Lease (the "Lease Guaranty"). The obligations of THC pursuant to the Lease Guaranty shall be secured by the equity pledge.

               6.1.8. Loan Transaction. Buyer shall have provided to Seller, and THC shall have executed and accepted the Loan Commitment Letter and all of the loan documents, mortgages and security instruments necessary to consummate the Loan Transaction (the "Loan Documents"). At Closing, Buyer (or its affiliates) and Seller, THC or their respective affiliates shall simultaneously proceed to the closing of the Loan Transaction or the terms contemplated by the Loan Documents and the Loan Commitment Letter.

               6.1.9. Certain Regulatory Issues. The licensing and operation of each Project shall be reasonably satisfactory to Buyer. Without limitation of the foregoing, Buyer shall have no obligation to proceed to Closing if any of the following are true with respect to any Project: (a) the Project has a G "TAG"; (b) the Project has 10 or more "TAGS" in the aggregate; or (c) the Project is subject to an admissions hold, in each case unless a plan of correction has been submitted and has been accepted by the appropriate regulatory authorities and such corrective plan is acceptable to Buyer.

          6.2. Seller's obligation to proceed to closing shall be conditioned upon:

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

               6.2.1. Representations and Warranties. As of the Closing Date, the representations and warranties made by Buyer to Seller pursuant to this Agreement shall be true, accurate and correct in all material respects;

               6.2.2. Lease. At Closing, Buyer (or any affiliate of Buyer) shall have executed and entered into the Lease;

               6.2.3. Loan Transaction. Seller (or any affiliate of Seller) shall have executed all of the Loan Documents. At Closing, Buyer (or its affiliates) and Seller (or its affiliates) shall simultaneously proceed to the closing of the Loan Transaction on the terms contemplated by the Loan Documents; and

               6.2.4. Millennium Agreement. The closing under the Millennium Agreement shall have occurred.

     7. OPERATIONAL TRANSFER.

          7.1. Transfer of Operations. From and after Closing, Seller, at Seller's sole cost, shall continue to take all necessary actions; file such applications, petitions and transfers (including, but not limited to, Transfer Notices and the Transfer Approvals); make such assignments, conveyances and transfers to and for the benefit of the Operators; cause such permits, licenses, approvals and provider agreements (including, but not limited to, the Operator Approvals) to be issued to and for the benefit of the Operators; and obtain and maintain the right for the benefit of the Operators to use, rely upon and employ the Transition Permits as are necessary, desirable, advisable or required to complete the Operational Transfer, practically and legally, without interruption of the business activities therein, regulatory or otherwise. From and after Closing, Seller shall, at Seller's cost, obtain those Transfer Approvals it was unable to obtain prior to Closing that are necessary or advisable (a) in connection with the transfer and conveyance of the Facilities by Seller to Buyer and the Operational Transfer and (b) to allow the Operators to rely on the Transition Permits from and after Closing. From and after Closing, the Operators, as tenants pursuant to the Lease, shall manage and operate the Facilities as healthcare facilities in substantially the same manner and fashion in which they are presently being operated by Seller or Current Owner. Without limitation of any of the foregoing, as part of the Operational Transfer, from and after Closing, Seller shall (or Seller shall cause the Current Owner or the Current Operators, as applicable to), at Seller's cost, (i) cause the issuance to, the Operators of the Operator Approvals; and (ii) cause the ongoing business activities at the Facilities to proceed without interruption from and after Closing subject to the supervision and control of the Operators such that the Operators are fully licensed and approved by any and all necessary governmental and quasi-governmental authorities to conduct business in the Facilities in the ordinary course and receive regular reimbursement under Medicare, Medicaid and other necessary Third Party Payor Programs. It is acknowledged by the parties that from and after Closing until the Operators obtain any and all Operator Approvals, the Operators shall be entitled to use, rely upon and employ the Transition Permits for purposes of conducting business at the Facilities from and after Closing. From and after Closing, Seller shall (and Seller shall cause Current Owner or Current Operator, as applicable to) take such actions; file such applications, petitions and transfers; and obtain and maintain such consents, licenses, permits and approvals from any and all governmental or quasi-governmental authorities and the providers under any

Third Party Payor Programs as are necessary, desirable, advisable or required to facilitate the Operational Transfer by allowing (i) the Operators to rely upon, employ or use any and all Transition Permits until such time as the Operators obtain the Operator Approvals necessary to replace such Transition Permits; and
(ii) the Assigned Interest Operators to continue to use and rely upon the Transferred Operators Permits applicable to such Facilities. Seller shall deliver such information relative to, and evidence of, the Operational Transfer as Buyer shall reasonably require from time to time. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other all information, records or documents required to complete any and all federal and state applications/forms required to effectuate the change of ownership of the Facilities. Seller further agrees that an authorized representative shall sign said applications/forms where required by law or applicable regulations to effectuate the change of ownership of the Facilities. The terms of this Section 7 shall survive Closing and the delivery of any conveyance documentation.

          7.2. Transfer of Permits. At Closing, Seller shall, at Seller's cost, transfer to Buyer (or cause Current Owner to transfer to Buyer) the Assumed Permits. From and after Closing, Seller shall continue (and shall cause Current Owner to continue to) reasonably assist Buyer in its efforts to obtain any and all Buyer Permits as soon as reasonably practicable after Closing.

     8. SELLER'S CLOSING DELIVERIES. At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:

          8.1. Deed. The Deeds, executed by Seller (or Current Owner, as applicable), in recordable form, conveying each Project to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

          8.2. General Assignment. An assignment, executed by Seller (or Current Owner, as applicable), to Buyer of all right, title and interest of Seller (or Current Owner, as applicable) and its agents in and to the Intangibles including, but not limited to, the Assumed Permits together with such additional requirements, notices and petitions as Buyer may reasonably require to transfer the Assumed Permits.

          8.3. Operator Licenses. An assignment and assumption, executed by Seller (or Current Owner or Current Operator, as applicable) and the applicable Operators, of any and all Transferred Operator Permits, together with evidence satisfactory to Buyer that any and all governmental and quasi-governmental authorities as well as the providers under any Third Party Payor Programs have approved (a) the transfer of such Transferred Operator Permits and (b) the use of, reliance upon or employment by the Operators of the Transition Permits from and after Closing for the operation of the Facilities in the ordinary course of business.

          8.4. ALTA Statement. If required by the Title Company, ALTA (or comparable) Statements, each executed by Seller (or Current Owner, as applicable) and in form and substance acceptable to the Title Company.

          8.5. Transfer Notices. Copies of the Transfer Notices together with evidence of their delivery to, and acceptance by, the applicable governmental and quasi-governmental authorities and any and all Transfer Approvals.

          8.6. Original Documents. To the extent not previously delivered to Buyer, originals of the Assigned Contracts and the Assumed Permits.

          8.7. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

          8.8. Plans and Specifications. All plans and specifications related to the Improvements in Seller's possession or reasonable control or otherwise available to Seller which have not been previously delivered to Buyer.

          8.9. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller and Current Owner (as applicable) are each a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

          8.10. Tax Affidavit. Seller's affidavit confirming that the sale of the Property to Buyer hereunder is not subject to, and does not subject Buyer to, liability for income tax, retail sales tax or bulk sales obligations under the applicable laws of any state in which a Project is located.

          8.11. Certificate of Occupancy. A currently valid certificate of occupancy (or comparable permit or license) with respect to the Facilities.

          8.12. Closing Certificate. A certificate, signed by Seller and THC, certifying to the Buyer that the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing Date, and that all covenants required to be performed by Seller prior to the Closing Date have been performed, in all material respects.

          8.13. Lease. The Lease duly executed by each of the Operators together with (i) any security deposit required to be posted thereunder by such Operators; (ii) evidence reasonably satisfactory to Buyer that the Operational Transfer has been completed and that the Operators are fully licensed and approved to conduct business in the Facilities in the ordinary course and receive regular reimbursement under Medicare, Medicaid and other necessary Third Party Payor Programs; and (iii) any and all Certificates of Insurance required to be delivered by the Operators, as tenants, to Buyer, as landlord. The Lease Guaranty duly executed by THC.

          8.14. Assignment of Contract Rights. The Contract Right Assignment duly executed by THC, Current Owner and the Seller Parties.

          8.15. Opinion of Counsel. An opinion of Seller's (or Current Owner's, as to the Current Owner Projects) counsel to and for the benefit of Buyer, in form acceptable to Buyer, indicating that such Assumed Permits have been sold, transferred, conveyed and assigned to Buyer, such Transferred Operator Permits have been assigned to, or received by, the Operators, such approvals have been obtained for the reliance upon the Transition Permits by the Operators and such Transfer Notices have been posted or filed as are necessary or advisable in connection with the Operational Transfer and the Operational Transfer has otherwise occurred pursuant to, and in accordance with, any and all laws, ordinances, rules and regulations.

          8.16. Other. Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

     9. BUYER'S CLOSING DELIVERIES. At Closing Buyer shall cause the following to be delivered to Seller in form reasonably acceptable to Seller:

          9.1. Purchase Price. The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.

          9.2. Contract Assignment. The Contract Assignment duly executed by Buyer.

          9.3. Lease. The Lease duly executed by Buyer (or an affiliate of Buyer selected by Buyer).

          9.4. Contract Right Assignment. The Contract Right Assignment duly executed by Buyer.

          9.5. Other. Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

     10. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

          10.1. Taxes. All accrued general real estate, personal property and ad valorem taxes for the current year applicable to the Property shall be prorated on an accrual basis utilizing actual final tax bills if available prior to Closing. If such tax bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills for the Property and promptly re-prorated upon the issuance of final bills therefor, and any amounts due from any party to the other shall be paid in cash at that time. Prior to or at Closing, Seller shall pay or have paid all tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company. Buyer shall apply any credit received at Closing in connection with this Section 10.1 towards the funding of the tax escrow contemplated by Section 3.3 of the Lease.

          10.2. Assessments. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments which are due prior to the Closing Date and Buyer being responsible for any installments of assessments which are due on or after the Closing Date; provided, however, that Buyer shall apply any credit received at Closing in connection with this Section 10.2 to fund the tax escrow contemplated by Section 3.3 of the Lease.

     For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such thirty (30) day period. The obligations of the parties pursuant to this Section 10 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

     11. CLOSING EXPENSES. Seller will pay at Closing, all reasonable and necessary closing costs and expenses, including without limitation, the entire cost of the Title Policy (including the cost of any chain of title searches and the Endorsements), the cost of the Surveys, any fees or premiums incurred in connection with the prepayment of debt encumbering any portion of the Land or the Improvements, the actual fees of Seller's attorneys, the fees of Buyer's attorneys (including local counsel), all documentary and state, county and municipal transfer taxes relating to the instruments of conveyance contemplated herein, and any escrows hereunder. Seller's obligation to reimburse Buyer for such costs (including attorney's fees) shall survive any termination of this Agreement.

     12. DEFAULT.

          12.1. Default by Seller. In the event Seller fails or refuses to close pursuant to the terms of this Agreement or fails to consummate the Loan Transaction for any reason other than Buyer's failure to perform on terms consistent with this Agreement, Seller or THC shall pay to Buyer, as fixed and liquidated damages (and not as a penalty), the entire Application Fee (as defined in the Loan Term Sheet) plus $500,000 [the "Seller Default Amount"] as Buyer's sole remedy (hereunder, under the Loan Commitment Letter, the Term Sheet, the Commitment Letter, the Loan Term Sheet and otherwise), on account of either or both of Seller's failure to proceed to Closing or proceed with the Loan Transaction. Upon payment of the Seller Default Amount, this Agreement shall be terminated and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement. Without limitation of the foregoing, in no event shall Seller or THC be obligated to pay the Seller Default Amount to Buyer on account of both its failure to proceed to Closing hereunder and to the closing of the Loan Transaction such that the Seller Default Amount would be payable twice (such payment being a one time, aggregate payment on account of Seller's failure to proceed with either or both of the transactions contemplated by this Agreement and the Loan Transaction). Additionally, Seller and THC shall remain obligated to reimburse Buyer for its Expenses (as defined in the Commitment Letter) actually incurred, the Transaction Closing Costs and any expenses actually incurred and owing to Buyer pursuant to the Loan Commitment Letter (collectively, "Reimbursement Obligations"); provided, however, that neither Seller nor THC shall be obligated to pay any such Reimbursement Obligations more than once. BUYER, THC AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE SELLER DEFAULT AMOUNT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS

INCURRED BY BUYER AS A RESULT OF THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF SELLER UNDER THIS AGREEMENT OR OTHERWISE OR A FAILURE OF SELLER TO PROCEED TO CLOSING; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY BUYER AS A RESULT OF SUCH FAILURE TO CLOSE DUE TO A DEFAULT OF SELLER UNDER THIS AGREEMENT OR OTHERWISE WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) SELLER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE SELLER DEFAULT AMOUNT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF SELLER UNDER THIS AGREEMENT OR OTHERWISE; AND (4) THE SELLER DEFAULT AMOUNT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. In the event of any breach, default or failure of performance by or on the part of Seller with respect to any covenant, agreement, representation and warranty or other undertaking that survives Closing, whether such breach, default or failure occurs after Closing or occurs prior to Closing but is first disclosed or discovered after Closing, Buyer shall have all of its remedies at law and in equity on account of such breach, default or failure of performance (except the foregoing sentence shall not apply and Buyer shall be precluded from recovering any such additional amounts from Seller after the termination of this Agreement to the extent Buyer is paid the Seller Default Amount). Notwithstanding anything contained herein to the contrary, the right of Buyer to receive, and the receipt by Buyer of, the Seller Default Amount shall be without limitation upon its right to retain the Good Faith Deposit (as hereinafter defined) pursuant to the Term Sheet, the Commitment Fee (as hereinafter defined) pursuant to the Commitment Letter and any comparable amounts paid by Seller or THC pursuant to the Loan Term Sheet or the Loan Commitment Letter.

          12.2. Default by Buyer. In the event (i) Buyer fails or refuses to close pursuant to the terms of this Agreement or to fund the Loan Transaction; and (ii) all of the Conditions Precedent set forth herein and/or all of the conditions to funding the Loan Transaction contained in the Loan Commitment Letter and the Loan Documents, respectively, have been satisfied to the standard set forth herein or therein (collectively, the "Funding Conditions"), Buyer shall pay to Seller, as fixed and liquidated damages (and not as a penalty), Five Hundred Thousand and No/100 Dollars ($500,000) [the "Buyer Default Amount"] as Seller's sole remedy (hereunder, under the Loan Commitment Letter, the Term Sheet, the Commitment Letter, the Loan Term Sheet and otherwise), on account of either or both of Buyer's default hereunder and failure to proceed to Closing or proceed with the Loan Transaction. Upon payment of the Buyer Default Amount, this Agreement shall automatically terminate and neither party shall have any further liability hereunder, except for those liabilities that expressly survive the termination of this Agreement. Without limitation of the foregoing, in no event shall Buyer be obligated to pay the Buyer Default Amount to Seller on account of both its failure to proceed with the transactions described in this Agreement and the Loan Transaction after the Funding Conditions have been satisfied such that the Buyer Default Amount would be payable twice (such payment being a one time, aggregate payment on account of Buyer's failure to proceed with either or both of the transactions contemplated by this Agreement and the Loan Transaction after the Funding Conditions have been satisfied). Additionally, should Buyer be obligated to pay the Buyer Default Amount pursuant to the terms hereof, Buyer shall refund any Expenses paid by Seller, any Transaction Closing Costs paid by Seller hereunder (and any expenses paid by Seller on behalf of Buyer pursuant to the Loan Commitment Letter). Seller shall have no other remedy for any default by Buyer, including any right to damages. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE BUYER DEFAULT AMOUNT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT AFTER SATISFACTION OF THE FUNDING CONDITIONS; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT AFTER SATISFACTION OF THE FUNDING CONDITIONS WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) BUYER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE BUYER DEFAULT AMOUNT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT AFTER SATISFACTION OF THE FUNDING CONDITIONS; AND (4) THE BUYER DEFAULT AMOUNT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. The foregoing shall not apply to, and Seller shall have no right to the Buyer Default Amount in connection with, a breach, default or failure of performance by Buyer pursuant to Section 14; provided, however, that Seller shall be entitled to pursue an action for actual damages with respect to such breach, default or failure of performance by Buyer pursuant to those Sections. In the event of any breach, default or failure of performance by Buyer of any covenant, agreement, indemnity, representation or warranty of Buyer that survives the Closing or the termination of this Agreement, Seller shall have all of its rights at law or in equity on account of such breach, default or failure of performance (except the foregoing sentence shall not apply and Seller shall be precluded from recovering any such additional amounts from Buyer after the termination of this Agreement to the extent Seller is paid the Buyer Default Amount).

     13. TAX-DEFERRED EXCHANGE/ REVERSE EXCHANGE. Buyer may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an "Intermediary") in connection with a tax-deferred exchange or reverse exchange pursuant to Section 1031 of the Internal Revenue Code (an "Exchange"). In the event Buyer elects to assign this Agreement to an Intermediary, Seller shall reasonably cooperate with Buyer (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of Buyer's assignment of this Agreement to the Intermediary.

     14. INDEMNIFICATION. Seller and THC each hereby agrees and does indemnify and hold Buyer, Buyer's affiliates, and their respective partners, officers, employees, agents, successors and assigns (the "Buyer Indemnified Parties") harmless (on a joint and several basis) from and against any and all actual losses, damages, claims, causes of action, judgments, costs and expenses (including, reasonable fees of attorneys) (collectively, "Losses") that may be suffered or incurred by or asserted or awarded against Buyer or any Buyer Indemnified Party, in each case arising out of, or in connection with, or by reason of: (i) any matters contemplated by this Agreement; (ii) any Operator Liabilities, regardless of the period to which such Operator Liabilities relate;
(iii) any material inaccuracy, breach or default by Seller or THC in any representations and warranties of Seller or THC hereunder; (iv) any material failure by Seller or THC to perform any material covenant, agreement or undertaking hereunder; (v) any and all actions, suits, litigation, arbitrations, procedures, investigations, or claims arising out of any of the foregoing or out such other conditions that have occurred prior to the Closing Date even though such actions, suits, litigation, arbitrations, procedures, investigations or claims have not be filed or have not come to light until after Closing; (vi) any Environmental Liabilities; (vii) any material breach, default or failure of performance by Current Owner, the Seller Parties or THC pursuant to the Millennium Agreement; and (viii) the inability by Seller to cause the Operational Transfer in accordance with this Agreement, including, but not limited to, Seller's inability to obtain any Transfer Approvals or the inability of the Operators to rely upon the Transition Permits from and after Closing. With respect to items (i), (ii) and (v) set forth above, Seller and THC shall not be required to indemnify Buyer or any Buyer Indemnified Parties from and against any such Losses to the extent such Losses are solely and directly attributable to the gross negligence or willful misconduct of Buyer or any of the Buyer Indemnified Parties. The foregoing indemnity shall survive Closing and the delivery of any conveyance documentation.

     15. LITIGATION. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this
Section 14 shall survive termination of this Agreement or Closing and the delivery of any conveyance documentation.

     16. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

     Seller:           Trans Healthcare of Ohio, Inc.
                       c/o Trans Healthcare, Inc.
                       4660 Trindle Road
                       Suite 103
                       Camp Hill, Pennsylvania  17011
                       Attn: Anthony Misitano
                       Fax: (717) 730-8722

     With a copy to
     its attorneys:    Latsha Davis & Yohe, P.C.
                       4720 Old Gettysburg Road
                       Suite 101
                       Harrisburg, Pennsylvania  17108-0825
                       Attn: Douglas Yohe
                       Fax: (717) 761-2286
     and to:           Kirkland & Ellis
                       200 East Randolph Drive
                       Chicago, Illinois  60601
                       Attn: Francesco Penati
                       Fax:  (312) 660-0495

     Buyer:            Ventas Realty, Limited Partnership
                       333 W. Wacker Drive
                       Suite 2850
                       Chicago, Illinois 60606
                       Attn: Donna Cote
                       Fax:  (312) 984-3150

     With a copy to:   Ventas Realty, Limited Partnership
                       4360 Brownsboro, Suite 115
                       Louisville, Kentucky 40207
                       Attn: T. Richard Riney
                       Fax:  (502) 357-9029

     With a copy to
     its attorneys:    Barack Ferrazzano Kirschbaum Perlman &
                       Nagelberg LLC
                       333 W. Wacker Drive
                       27th Floor
                       Chicago, Illinois 60606
                       Attn: Mark J. Beaubien
                       Fax:  (312) 984-3150

Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

     17. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in
Section 13 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

     18. LIMITATION OF LIABILITY. Upon the Closing, Buyer shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement.

     19. REASONABLE EFFORTS. Seller and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate transfer the Property to Buyer in accordance with this Agreement.

     20. FEES. Buyer and Seller acknowledge and agree that Seller has delivered to Buyer (i) a good faith deposit in the amount of $200,000 pursuant to the Term Sheet ("Good Faith Deposit") and (ii) a commitment fee in the amount of $500,000 (the "Commitment Fee") pursuant to the Commitment Letter. Seller acknowledges and agrees that the Commitment Fee and the Good Faith Deposit have been earned by Buyer and are non-refundable to Seller or THC in all circumstances.

     21. MISCELLANEOUS.

          21.1. Entire Agreement. Except for the Term Sheet and the Commitment Letter, this Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          21.2. Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Illinois.

          21.3. Conditions Precedent. The obligations of (i) Buyer to pay the Purchase Price and to close the transaction contemplated herein and (ii) Seller to proceed to Closing are subject to the express Conditions Precedent set forth in this Agreement (and the other conditions precedent of Buyer therein contained), each of which is for the sole benefit of Buyer and Seller, as the case may be, and may be waived at any time by written notice thereof from Buyer or Seller, as the case may be. The waiver of any particular Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Condition Precedent for any reason whatsoever, Buyer or Seller, as the case may be, may elect, in its sole discretion and by delivery of written notice to the other party on or prior to Closing, to (A) terminate this Agreement, in which event the provisions of Section 21.7 of this Agreement governing a permitted termination shall apply; or (B) waive the failure of the applicable Condition(s) Precedent and proceed to Closing.

          21.4. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

          21.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          21.6. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

          21.7. Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, the Buyer Default Amount shall not be owing from Buyer to Seller hereunder or otherwise and neither party shall have any further liability or obligation under this Agreement except for those liabilities and obligations that expressly survive a termination of this Agreement.

          21.8. Conflict. In the event of any conflict between the terms and provisions of this Agreement, the Term Sheet and the Commitment Letter, the terms of this Agreement shall control, in all events.

                           [Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

                                     SELLER:

                                     TRANS HEALTHCARE OF OHIO, INC., a
                                     Delaware corporation


                                     By:  /s/ ANTHONY MISITANO
                                         ---------------------------------------
                                     Its: President
                                         ---------------------------------------

                                     BUYER:

                                     VENTAS REALTY, LIMITED
                                     PARTNERSHIP, a Delaware corporation


                                     By: Ventas, Inc., a Delaware corporation
                                     Its:General Partner


                                         By: /s/ T. RICHARD RINEY
                                             -----------------------------------
                                         Its: Executive Vice President
                                             -----------------------------------

                                     THC:

                                     ACKNOWLEDGED AND AGREED by Trans
                                     HealthCare, Inc. for purposes of
                                     acknowledging its undertakings hereunder:

                                     TRANS HEALTHCARE, INC., a Delaware
                                     corporation


                                     By:  /s/ ANTHONY MISITANO
                                         ---------------------------------------
                                     Its:  President
                                          --------------------------------------

                                     ACKNOWLEDGED AND AGREED by each
                                     Current Owner and the Seller Parties for the limited purpose of acknowledging their agreement and undertakings pursuant to Sections 1.4 and 5.30 hereof:

                                     MILLENNIUM HOLDINGS IV, LLC

                                     MILLENNIUM HOLDINGS VI, LLC

                                     MILLENNIUM HOLDINGS VII, LLC

                                     MILLENNIUM HEALTH AND
                                     REHABILITATION CENTER AT SOUTH
                                     RIVER, LLC

                                     MILLENNIUM HEALTH AND
                                     REHABILITATION CENTER OF ELLICOTT
                                     CITY, LLC

                                     MILLENNIUM HEALTH AND
                                     REHABILITATION CENTER OF
                                     FORESTVILLE, LLC


                                     By:  /s/ ROBERT G. OWENS
                                         ---------------------------------------
                                     Name  Robert G. Owens
                                          --------------------------------------
                                     Title: President
                                           -------------------------------------


                                     ROBERT G. OWENS (Individually)

                                      /s/ ROBERT G. OWENS
                                     -------------------------------------------


                                     STANLEY H. SNOW (Individually)

                                      /s/ STANLEY H. SNOW
                                     -------------------------------------------